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PRESS RELEASE
P.O. Box 467, Hales Corners, WI 53130
(414) 425-1600
Nasdaq National Market System Trading Symbol:        SFSW
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For more information call...    Michael J. Falbo      or      Michael A. Reindl     or     Donna M. Bembenek
                                President & CEO               Senior Vice                  Vice President and
                                                              President,                   Director of Marketing
                                                              Controller & CFO
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                    STATE FINANCIAL SERVICES CORPORATION AND
                      HOME BANCORP OF ELGIN, INC. TO MERGE

         HALES CORNERS, WISCONSIN (JUNE 2, 1998) State Financial Services Corporation ("State"), a bank holding company headquartered in Hales Corners, Wisconsin, and Home Bancorp of Elgin, In. ("Home"), a thrift holding company headquartered in Elgin, Illinois, today announced the two companies have executed a Definitive Agreement merging the two organizations. The organization resulting from the merger will retain the name of State Financial Services Corporation. The merger will be accounted for as a pooling of interests and is subject to several contingencies, including, SEC registration, regulatory approval, and shareholder approval from both State and Home shareholders. The transaction is expected to close in the fourth quarter of 1998. State and Home have also entered into a Stock Option Agreement whereby, subject to certain conditions, Home would grant to State an option to acquire up to 19.9% of Home's outstanding shares.

         The total transaction is valued at $133.7 million based upon Home shares valued at $19.50 per share for the 6,855,799 shares of Home Common Stock. Based on State's market value per share of $25.07 (as calculated pursuant to the formula set forth in the definitive agreement) State will exchange 5,331,549 shares of its Common stock resulting in an exchange ratio of 0.77767. The actual exchange ratio will be calculated based upon State's shares valued at the average closing price of State Common Stock for twenty consecutive trading days prior to closing the transaction.

         The preceding exchange ratio formula will be used in the event the market value determined for State's Common Stock is between $22.625 and $30.00. The actual exchange ratio is also subject to certain caps. In the event that State's market value is between $21.125 and $22.625, the exchange ratio will be fixed at 0.857143. In the event that State's market value is between $20.00 and $21.125, the exchange ratio will be fixed at 0.86. If State's market value falls below $20.00, Home and State can elect to close the transaction at the 0.86 exchange ratio, an Optional Exchange Ratio assigning $17.50 as the value to Home's shares, or Home can elect to terminate the transaction, subject to certain notification requirements between the parties. If State's market value is between $30.00 and $31.375, the exchanged ratio will be fixed at 0.65 and if State's market value exceeds $31.375, the exchange ratio will be fixed at 0.64.

         State and Home expect to take approximately $12.0 million in one time pre-tax charges at closing related to the acquisition. These include costs related to professional fees, employment contracts, and investment banking fees aggregating approximately $7.5 million, and $4.5 million related to the termination of Home's Employee Stock Ownership Plan. Based upon its analysis, State expects to effectuate

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PRESS RELEASE
JUNE 2, 1998
PAGE 2

approximately $4.0 million in pre-tax near-term earning improvements related to diversification of Home's balance sheet and revenue sources, elimination of duplicate expenses, expense reductions in Home's Recognition and Retention Plan and Employee Stock Ownership Plan, and consolidation of various administrative functions. Furthermore, State expects ongoing revenue enhancement to occur as State implement its business plan regarding the integration of Home. Based upon its assumptions, and dependent upon timing, the transaction may be mildly dilutive to basic earnings per share in the first year of operations follow the merger, which State expects to be no more than 6%, and accretive to earnings thereafter.

         State's President and Chief Executive Office Michael J. Falbo stated, "we are extremely pleased to be joining forces with Home Bancorp of Elgin and its subsidiary, Home Federal Savings. This merger will expand State Financial's presence in Illinois, complimenting our recently completed acquisition of State Financial Bank (formerly Richmond Bank) with offices in Richmond and Libertyville, Illinois. Home Federal has built an excellent customer base by delivering residential first mortgages, retail deposit products, and personalized service through its five branch locations. Our intention is to work with Home to expand the products and services offered by Home Federal. We expect to introduce home equity, consumer loan, commercial products, and related non-banking services to Home's customer base and communities to provide its customers with a wider range of products and services while simultaneously diversifying its balance sheet and revenue stream. Home will bring considerable mortgage lending experience to our organization, allowing us to collective expand our mortgage banking operation. We will continue to operate Home as a separate entity, retaining its thrift charter. In the current financial services environment, we believe adding a thrift charter to State Financial provides us with a great deal of flexibility to adapt to whatever changes result from charter consolidation and financial modernization. We look to maintain and build on Home's commitment to the communities it serves and further capitalize on the community banking opportunities presented in Home's markets. We look forward to the contributions Home will make to the future success of State Financial and are proud to continue the community banking traditions developed at Home Federal."

         Home's President George L. Perucco said, "we feel that a merger with State Financial Services Corporation will provide tremendous opportunities for our customers, employees and shareholders. Our customers will benefit from State's expertise in offering diversified loan and deposit products through its fine network of community banks. As a result, Home's customers will enjoy additional products and services which we have not previously offered. State has built an excellent organization rooted in the traditions of community banking. By merging with State Financial, we are confident our customers will continue to receive the personalized service and attention to which they have become accustomed. State and Home are similar in our ability to attract and retain quality employees as evidenced by the history of employee longevity at each of our respective organizations. Our shareholders will now enjoy ownership in a significantly larger organization. We have been very impressed with the proactive manner which State approaches it relationship with its institutional and retail shareholders and market makers. We believe that the integration of our two fine organizations, combined with State's market experience will provide long-term benefit to our collective shareholders."

         Jerome J. Holz will continue to serve as Chairman of the Board, Michael
J. Falbo will continue to serve as President and Chief Executive Office, and Michael A Reindl will continue as Chief Financial Officer of State Financial Services Corporation following completion of the merger. George L. Perucco will serve as Chairman Emeritus of Home Federal Savings and as a senior advisor to State Financial Services Corporation following the merger. Mr. Falbo will also serve as Board Chairman for Home Federal Savings and Daniel L. Westrope will assume the responsibility of President and Chief Executive Officer and continue to serve as Chairman of the Board and Chief Executive Officer of State Financial Bank in Richmond and Libertyville, Illinois (formerly Richmond Bank) as well as Senior Vice President of State. Messrs. Holz, Falbo, and Westrope will become members of Home Federal's Board of Directors, which will include



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PRESS RELEASE
JUNE 2, 1998
PAGE 3


continuing representation from local business and civic leaders in Home Federal's market area.

         State Financial Service Corporation is a bank holding company serving Wisconsin and Illinois with three community banks - State Financial Bank, with offices in Hales Corners, Muskego, Milwaukee, Greenfield, Glendale, Brookfield, and Waukesha, Wisconsin; State Financial Bank - Waterford with offices in Waterford and Burlington, Wisconsin; and State Financial Bank (formerly Richmond
Bank) with offices in Richmond and Libertyville, Illinois. State's shares are traded on the Nasdaq National Market System under the symbol "SFSW." As of March 31, 1998, State had consolidated total assets of $417.4 million. Home is the parent thrift holding company of Home Federal Savings of Elgin, a community thrift organization serving Elgin, South Elgin, Bartlett, Crystal Lake, and Roselle, Illinois. As of March 31, 1998, Home had consolidated total assets of $369.0 million. Home's shares are traded on the Nasdaq National Market System under the symbol "HBEI."

FORWARD LOOKING STATEMENTS

         When used in this Press Release, the words, "believes," "expects," and other similar expressions are intended to identify forward-looking statements. Factors which could cause such a variance to occur include, but are not limited to, changes in interest rates, local market competition, customer loan and deposit preferences, regulation, and other general economic conditions.